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                                                                    EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Western Digital Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of the Western Digital Corporation Employee Stock Option Plan of our report dated July 19, 1994, relating to the consolidated balance sheets of Western Digital Corporation as of June 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1994, which report appears in the June 30, 1994 Annual Report on Form 10-K of Western Digital Corporation.



                                                           KPMG PEAT MARWICK LLP



Orange County, California
March 1, 1995